Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of May 17, 2017 (“Effective Date”), between TheMaven, Inc., a Delaware corporation (the “Company”) and JOSH JACOBS, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.
TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall employ the Executive and the Executive hereby accepts such employment.

(b). Title: Executive shall have the title of: Executive Co-Chairman and Chief Revenue Officer. The Executive shall represent that Executive is the Executive Co-Chairman or Chief Revenue Officer of the Company in all business and professional communications.

(c). Responsibilities and Duties. The Executive’s duties shall consist of such duties and responsibilities as are consistent with the position of a chief revenue officer, including, assisting, managing and overseeing the Company in the launch of its products, advertising revenue generation, attending, promoting and exclusively representing the Company at advertising industry related events, and such other duties and responsibilities as are mutually determined from time to time by the Chief Executive Officer and Executive.

(d). Reporting. The Executive shall report directly to the Company’s Chief Executive Officer, unless otherwise directed by the Board.

(e). Performance of Duties; Travel. With respect to Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the Board, and act in accordance with the Company’s Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that the Executive is aware that such documents conflict with applicable law. The Executive shall devote Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the Board may reasonably require. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive currently has, and will continue to engage in, limited consulting, advisory and investment work that does not materially impact service to the Company pursuant to which Executive may: (i) render his services, including but not limited to services of a similar nature to the management and advertising services performed by the Executive under this Agreement, to third parties that are not direct competitors in the Company’s Business, (ii) serve on up to three (3) corporate boards of directors one of which is the Company, (iii) fulfill speaking, advisory and consulting engagements with third parties, and (iv) manage personal and venture capital investments, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement. The Company acknowledges any of these outside activities may result in Executive being publicly identified as an investor, stockholder, director, partner or service provider, as applicable, to other companies. Executive will use his best efforts to dissuade his third-party clients, customers, companies and other business ventures from issuing press releases regarding Executive’s involvement in their affairs. The Executive shall also travel as required by Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the Board.

(f). Location. Executive shall be based in Los Angeles, California. He shall spend not less than 2 days per week on average in Seattle, Washington, except for those weeks when Executive is traveling on business to other locations. Company shall reimburse Executive for reasonable and appropriate cost of travel between Los Angeles, California and Seattle, Washington and lodging and transportation in Seattle, Washington.

(g). Board. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation during the initial term. The Company anticipates Executive joining the Board as soon reasonably practical and continuing on the Board after the initial term pursuant to such terms then determined by the Board and Executive.

1.2 Compensation and Benefits.

(a). Annual Salary. The Executive shall receive an annual salary of $225,000 for each year (the “Annual Salary”). Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior level Executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The Annual Salary payable to the Executive will be reviewed annually by the Board.

(b). Equity Incentive Compensation. In connection with your employment and subject to approval by the Board and the Plan, you will be awarded a grant of 300,000 options under the THEMAVEN, INC. 2016 STOCK INCENTIVE PLAN (“Plan”), which options will be issued as incentive stock options to the extent permitted by law. The options shall vest as provided in the stock option award agreement in substantially the form attached hereto as Exhibit 1.2(b) and pursuant to the Plan.

(c). Performance Bonus. Executive shall be entitled to earn a performance bonus as provided in Exhibit 1.2(c) (“Performance Bonus”).

(d). Expenses. The Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may require.

(e). Benefits. The Executive shall be entitled to fully participate in all benefit plans that are in place and available to senior level Executives of the Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans.

(f). Paid Time Off. The Executive shall be entitled to 120 hours per year of paid time off (“PTO”) based on the Company’s policy for all new hires, so long as such PTO does not interfere with Executive’s ability to properly perform Executive’s duties as Chief Revenue Officer of the Company. Executive will start accruing PTO each year per the Company’s PTO policy. The total PTO will be prorated for the first year.

(g). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation. or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Termination of Employment.

(a). Initial Term. The initial term of employment shall be one (1) year from the Effective Date, unless earlier terminated by Executive or the Company under Section 1.3(b). The term of employment shall terminate on the anniversary of the Effective Date, unless extended by the written agreement of the Company and Executive.

(b). Early Termination. The term of this Agreement may be earlier terminated by Executive or Company as follows:

(i). Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive setting forth the termination date and, in reasonable detail, the circumstances claimed to provide a basis for termination pursuant to this Section 1.3(b)(i), without any requirement of a notice period and without payment of any compensation of any nature or kind; provided, however, that if the Cause is pursuant to subsections (i), (ii), (vi) or (vii) of the definition of Cause (appearing below), the Chief Executive Officer must give the Executive the written notice referenced above within (30) days of the date that the Chief Executive becomes aware or has knowledge of, or reasonably should have become aware or had knowledge of, such act or omission, and the Executive will have thirty (30) days to cure such act or omission. Upon payment of the amounts set forth in Section 1.3(d), the Executive shall not be entitled to any benefits or payments (other than those required under Section 1.3(d) hereof), including any payment under the terms of the Plan.

(ii). Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Section 1.3(c) and 1.3(d).

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of illness or disease or accidental bodily injury, Executive is so disabled that Executive is unable to ever work again), Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3(b)(iii), the Company shall pay or cause to be paid to the Executive (i) the amounts prescribed by Section 1.3(d) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Section 1.3(d) through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If the Executive resigns for any reason not constituting Good Reason, the Executive shall not be entitled to any severance or other benefits (other than those required under Section 1.3(d)).

(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated prior to the end of the initial term under Section 1.3(a), by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive, a lump sum payment consisting of: (I) the Annual Salary due over the course of the balance of the initial term of this Agreement under Section 1.3(a) following termination; and (II) an acceleration of all Performance Bonus amounts that might have been earned by Executive following his termination date and through the end of the initial term (calculated as the sum of the Target Monthly Bonuses for all partial and whole months that include and follow the termination date through the end of the initial term). The payment described in this subsection, along with the vesting acceleration features of the Executive’s options as set forth in his stock option award agreement, are the only severance or other payment or payment in lieu of notice that the Executive will be entitled to receive under this Agreement (other than payments due under Section 1.3(d)). Any payment pursuant to this subsection 1.3(c) shall be paid, subject to applicable withholding, if any, within one (1) month of the termination date. Any right of the Executive to payment pursuant to this subsection 1.3(c) shall be contingent on Executive signing a standard form of release agreement with the Company (which release shall not include any restrictions on post-termination activities other than with respect to customary provisions regarding Proprietary Information as defined herein).

(d). Earned Salary and Performance Bonus, PTO and Un-Reimbursed Expenses. In the event that: any portion of the Executive’s Annual Salary and/or Performance Bonus has been earned but not paid, any PTO has been accrued by the Executive but not used, or any reimbursable expenses have been incurred by the Executive but not reimbursed, in each case to the date of termination of his employment, such amounts shall be paid to the Executive within 30 days following such date of termination. PTO related compensation shall be paid at the rate of the Base Salary. Any Performance Bonus will be deemed “earned but not paid” if the calendar month or quarter (as may be applicable) giving rise to a Performance Bonus has ended but the associated bonus has not yet been paid to the Executive.

(e). Statutory Deductions. All payments required to be made to the Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(f). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which he would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-competition / Non-solicitation. The Executive recognizes and acknowledges that Executive’s services to the Company are of a special, unique and extraordinary nature that cannot easily be duplicated. Further, the Company has and will expend substantial resources to promote such services and develop the Company’s Proprietary Information. Accordingly, in order to protect the Company from unfair competition and to protect the Company’s Proprietary Information, the Executive agrees that, during his employment with the Company or an Affiliate, Executive will not engage as an employee, consultant, owner or operator for any business that competes with the Company’s Business. While Executive renders services to the Company, Executive also agrees that Executive will not assist any person or organization in hiring away any executive of the Company. Executive also agrees not to solicit, induce or encourage or attempt to solicit, induce or encourage, either directly or indirectly, any employees, consultants or partners of the Company to leave the employ of the Company for a period of one (1) year from the date of Executive’s termination with the Company for any reason; provided, however, that a general advertisement, general notice of a job listing or opening, or other similar general publication of a job search or availability to fill employment positions, including on the Internet or through professional search firms, in each case that is not directed at any employee or group of employees of the Company or any of its Affiliates, will not, solely by reason thereof, constitute a violation of the restrictions set forth in this sentence.

(b). Confidential Information. The Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company’s Business. In order to obtain and/or maintain access to the Proprietary Information, which Executive acknowledges is essential to the performance of Executive’s duties under this Agreement, the Executive agrees that, except with respect to those duties assigned to him by the Company, the Executive: (i) shall hold in confidence all Proprietary Information; (ii) shall not reproduce, use, distribute, disclose, or otherwise misappropriate any Proprietary Information, in whole or in part; (iii) shall take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, and (iv) shall not make use of any such Proprietary Information for the Executive’s own purposes or for the benefit of any Person (except the Company) under any circumstances; provided that the Executive may disclose such Proprietary Information to the extent required by law; provided, further that, prior to any such disclosure, (A) the Executive delivers to the Company written notice of such proposed disclosure, together with an opinion of counsel regarding the determination that such disclosure is required by law and (B) the Executive provides an opportunity to contest such disclosure to the Company. The provisions of this subsection will apply to Trade Secrets for as long as the applicable information remains a Trade Secret and confidential information.

(c). Ownership of Developments. All Work Product shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 7 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(d). Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

(e). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(f). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(g). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(h). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

(i). .

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of the Company.

(e). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the duties of Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful and continued failure to comply with any valid and legal directive of the Chief Executive Officer in accordance with this Agreement; (iii) the Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s violation of a material policy of the Company that has been previously delivered to Executive in writing if such failure causes material harm to the Company; or (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(f). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(g). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company’ shall include any successor to the Company and (ii) for purposes of Section 1.5, the term “Company’ also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.1(a) and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.1(a).

(h). “Company’s Business” shall mean (a) the business of owning and operating a network of expert-led online interest groups and communities, associated web and mobile application products enabling access to such network, and monetization of such business through membership fees, advertising, commerce etc. and (b), if and to the extent different from, in any material respects, the foregoing, the then business of the Company.

(i). “Confidential Information” shall mean any information belonging to or licensed to the Company, regardless of form, other than Trade Secrets, which is valuable to the Company and not generally known to competitors of the Company, including, without limitation, all online research and marketing data and other analytic data based upon or derived from such online research and marketing data. Confidential Information does not include information that enters the public domain other than through the Executive’s breach of his obligations under this Agreement.

(j). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (ii), or (v) below, cured by the Company within a reasonable period of time, not to exceed 30 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) a material reduction in Annual Salary; (ii) in any merger or sale of all or substantially all of the assets of the Company or any other acquisition of the Company, the failure of the acquirer of the Company or its assets to assume all rights and obligations under this Agreement and the stock option award agreement entered into with Executive; (iii) a material breach of the Agreement by the Company; (iv) a material diminution or reduction in the Executive’s responsibilities, duties or authority; or (v) requiring the Executive to take any action which would violate any federal or state law; (vi) any requirement that the Executive’s duties be performed outside of Los Angeles, California more than two (2) days per week on average, (it being understood that certain weeks will require lengthier stays outside of Los Angeles, California); (vii) any failure by the Company to comply with Section 2.6 of this Agreement; or (viii) the failure of the Executive to be elected or appointed to the Board within sixty (60) days of the Effective Date. Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure, if applicable.

(k). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(l). “Proprietary Information” shall mean the Trade Secrets, the Confidential Information and all physical embodiments thereof, as they may exist from time to time.

(m). “Trade Secrets” means information belonging to or licensed to the Company, regardless of form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, financial, marketing or other business plan, lists of actual or potential customers or suppliers, or any other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

(n). “Work Product” means all copyrights, patents, trade secrets, or other intellectual property fights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company or its clients and relating to the Company’s Business.

Article 2.
MISCELLANEOUS PROVISIONS

2.1 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a).	If to the Company:

TheMaven, Inc.

5048 Roosevelt Way NE

Seattle, WA 98105

Email: Marty@theMaven.net

(b).	If to the Executive:

Josh Jacobs

9917 La Tuna Canyon Road

Sun Valley, CA 91352

Email: joshajacobs@gmail.com

2.3 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement,

2.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Washington (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in King County, Washington.

2.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.7 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against the Company to enforce Executive’s rights under this Agreement, the Company will reimburse Executive for the reasonable legal fees incurred by Executive in connection with such proceeding.

2.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service’ with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive’ (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.12 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

2.14 Resolution of Prior Agreement and Associated Warrant. The Company agrees the Independent Contractor Services Agreement, dated March 22, 2017 by and between the Company and the Executive (the “Prior Agreement”), has been fully performed; and both parties agree the Prior Agreement shall conclude and terminate immediately prior to the Effective Date. Finally, in connection with the conclusion of the Prior Agreement, the Company agrees the warrants to purchase 20,000 shares of the Company’s common stock referenced in the Prior Agreement have been earned in full and will be issued to Executive as soon as reasonably possible.

[SIGNATURE PAGE TO EXECUTIVE
EMPLOYMENT AGREEMENT TO FOLLOW]

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

theMaven, Inc.

By:

Name:	James Heckman

Title:	Chief Executive Officer

THE EXECUTIVE:

JOSH JACOBS

Exhibit 1.2(b)

Stock Option Award Agreement

Exhibit 1.2(c)

$75,000 Revenue Performance Bonus

1.2.1       Monthly Bonus.

The Company shall pay to Executive a bonus based on the revenue generated by the Company for such month, pursuant to Schedule 1.2.3 of this Exhibit. The term “revenue” herein shall include (x) all gross revenue collected by the Company from all sources other than the Company’s membership, and (y) the imputed value of any advertising inventory allocated towards membership marketing (with such value to be determined based upon the ad inventory used and the average CPM of such inventory).

(a). If the revenue of the Company for any month is less than the applicable Minimum Monthly Revenue, then the Executive shall not be entitled to the monthly bonus for such month.

(b). If the revenue of the Company for the applicable month is equal to the Minimum Monthly Revenue, the Company shall pay the Executive the Minimum Monthly Bonus for such month. If the revenue of the Company for the applicable month is greater than the Minimum Monthly Revenue, but less than the Target Monthly Revenue, the Company shall pay the Executive a pro-rated portion of the Target Monthly Bonus for such month, calculated by multiplying the percentage of the Target Monthly Revenue actually recognized (i.e. revenue divided by Target Monthly Revenue), by the Target Monthly Bonus. For instance, in Schedule 1.2.3, $1,000,000 is the Monthly Revenue Target for October. If revenue in October amounts to $600,000, then the pro-rated monthly bonus would be: (i) $600,000/$1,000,000, or 60%, multiplied by (ii) the Target Monthly Bonus ($7,500) for October, resulting in a pro-rated bonus of $4,500 to be paid to Executive for October (as well as a possible $3,000 that Executive might yet earn subject to the catch-up provisions below).

(c). If the revenue of the Company for the applicable month is equal to, or greater than, the Target Monthly Revenue, the Company shall pay to the Executive the Target Monthly Bonus for such month.

(d). The Company shall calculate monthly revenue recognized by the Company within thirty (30) days of month-end, notify the Executive in writing of the revenue recognized by the Company for the month within thirty (30) days of month-end, and pay the Executive the appropriate monthly bonus in, and as part of, the first payroll cycle of the second month following the reporting month.

1.2.2       Quarterly Catch-up Bonus.

(a) If (a) the revenue of the Company for a calendar quarter is equal to, or greater than, the Target Quarterly Revenue, as set forth in Schedule 1.2.3 of this Exhibit, and (b) the monthly revenue for any month of such calendar quarter was less than the Target Monthly Revenue for such month, then the Company shall pay to Executive a ‘catch-up’ quarterly bonus (“Catch-up Bonus”). The Catch-up Bonus is intended to enable the Executive to earn the Target Monthly Bonuses for those months, if any, in which the monthly revenue of the Company was more than the Minimum Monthly Revenue, but less than the Target Monthly Revenue, and Executive failed to earn the full Target Monthly Bonus for such month.

(b) The Catch-up Bonus shall be an amount equal to (I) the Target Quarterly Bonus, as set forth in Schedule 1.2.3 of this Exhibit, minus (II) (a) the total bonus earned by and paid to Executive during such quarter under Section 1.2.1 and (b) the Minimum Monthly Bonus for any month during such quarter for which the Company did not generate the Minimum Monthly Revenue.

(c) The Catch-up Bonus does not apply for April 2018.

(d) The Company shall calculate quarterly revenue recognized by the Company within thirty (30) days of calendar quarter-end, notify the Executive in writing of the revenue recognized by the Company for the quarter within thirty (30) days of calendar quarter-end, and pay the Executive the appropriate amount of Catch-up Bonus in, and as part of, the first payroll cycle of the second month following the reporting quarter.

1.2.3       Schedule.

Column	A		B		C
	Target Revenue		Target Bonus		Minimum Monthly
	Month	Quarter	Monthly	Quarter	Revenue	Bonus
2017
May	-	-	-		-	-
June	50,000	50,000	-		50,000	-
July	200,000	-	2,000		200,000	2,000
Aug	250,000	-	2,000		250,000	2,000
Sept	500,000	950,000	2,000	6,000	500,000	2,000
Oct	1,000,000	-	7,500		500,000	3,750
Nov	1,200,000	-	7,500		600,000	3,750
Dec	1,200,000	3,400,000	7,500	22,500	600,000	3,750
2018
Jan	1,200,000	-	7,500		600,000	3,750
Feb	1,500,000	-	10,000		750,000	5,000
March	1,500,000	4,200,000	10,000	27,500	750,000	5,000
April	2,000,000	2,000,000	19,000		1,000,000	9,500
	10,600,000		75,000	56,000	5,800,000	40,500

Definitions.

(a). “Minimum Monthly Revenue” and “Minimum Monthly Bonus” are set forth in Column C.

(b). “Target Monthly Bonus” and “Target Quarterly Bonus” are set forth in Column B.

(c). “Target Monthly Revenue” and “Target Quarterly Revenue” are set forth in Column A.

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